CUSIP NO.220406-10-2             Schedule 13G/A                     Page 1 of 13

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. ____1_____)(1)

                          Corsair Communications, Inc.

                                (Name of issuer)

                         Common Stock, $0.001 par value

                         (Title of class of securities)

                                   220406-10-2

                                 (CUSIP number)

                                December 10, 1999
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 13 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 2 of 13

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
        Advent International Corporation


2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      945,709

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               945,709

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        945,709

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.3%

12      TYPE OF REPORTING PERSON*

        CO, IA

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 3 of 13


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      929,779

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               929,779

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        929,779

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.3%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 4 of 13

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Global Management Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      472,885

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               472,885

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        472,885

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.7%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 5 of 13


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Global GECC Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      472,885

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               472,885

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        472,885

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        2.7%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 6 of 13


1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Digital Media & Communications Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      138,311

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               138,311

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        138,311

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.8%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 7 of 13



1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity II Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      318,613

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               318,613

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        318,613

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.8%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 8 of 13



1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |X|
                                                                         (b) |_|

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      15,930

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               15,930

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,930

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |_|


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.220406-10-2             Schedule 13G/A                     Page 9 of 13





Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Corsair Communications, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 3408 Hilview Avenue, Palo, Alto, CA 94304.

Item 2.

         (a) (b) (c) This statement is being filed by the following entities:

         (1) Advent International Corporation, a Delaware corporation;

         (2) Advent International Limited Partnership, a Delaware limited partnership;

         (3) Advent Global Management Limited Partnership, a Delaware limited partnership;

         (4) Digital Media and Communications Limited Partnership, a Delaware limited partnership;

         (5) Global Private Equity II Limited Partnership, a Delaware limited partnership;

         (6) Advent Global GECC Limited Partnership, a Delaware limited partnership;

         (7) Advent Partners Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (7) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the , par value $0.001 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 220406-10-2.

CUSIP NO.220406-10-2             Schedule 13G/A                    Page 10 of 13




Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

Item 4.  Ownership.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of Common Stock outstanding as of December 31, 1999) the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).



                                                                                                   Percentage
                                                                                                    of Shares
Reporting Person                                                   Common Stock                    Outstanding
Advent Global GECC Limited Partnership (1)                             472,855                         2.7%
                                                                       -------                        ----
Advent Global Management Limited Partnership (1)                       472,855                        2.7%
Digital Media and Communications Limited Partnership (2)
                                                                       138,311                        0.8%

Global Private Equity II Limited Partnership. (2)
                                                                       318,613                        1.8%
                                                                       -------                        ----
Advent International Limited Partnership (1),(2)                       929,779                        5.3%
                                                                       -------                        ----
Advent Partners Limited Partnership (3)
                                                                        15,930                        0.1%
                                                                       -------                        ----
Advent International Corporation                                       945,709                        5.3%
                                                                       =======                        ====

Total Group Ownership                                                  945,709                        5.3%
                                                                       =======                        ====


         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP"), which in turn is the General Partner of Advent Global Management Limited Partnership ("AGMLP"), the General Partner of Advent Global GECC Limited Partnership ("GECC"). As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC, AILP and AGMLP derive from such power.

         (2) AIC is the General Partner of AILP, which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derive from such power.

CUSIP NO.220406-10-2             Schedule 13G/A                    Page 11 of 13


         (3) AIC is the General Partner of Advent Partners Limited Partnership ("Partners "). As such, AIC has the sole power to vote and dispose of the securities of the indicated reporting person. The beneficial ownership of AIC derives from such power.

Item 5.  Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable.


Item 10. Certification.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                [REMAINDER OF THIS PAGE INTENTIALLY LEFT BLANK.]

CUSIP NO.220406-10-2             Schedule 13G/A                    Page 12 of 13





                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 11, 2000


ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

DIGITAL MEDIA AND COMMUNICATIONS
   LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy


GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

CUSIP NO.220406-10-2             Schedule 13G/A                    Page 13 of 13




ADVENT GLOBAL GECC LIMITED PARTNERSHIP
By:      Advent Global Management Limited Partnership,
         General Partner
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

ADVENT PARTNERS LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy